EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Lynn Kettleson

Clarke Communication Group
lkettleson@clarkecommgroup.com
(617) 512-5922

Advanced Magnetics Announces Settlement of Lawsuit
with Cytogen Corporation

- Re-acquires U.S. Marketing Rights to Combidex® -

CAMBRIDGE, MA, (February 15, 2007) -- Advanced Magnetics, Inc. (NASDAQ: AMAG) today announced that it has settled its lawsuit with Cytogen Corporation. Both parties have agreed to dismiss the lawsuit and drop all claims against each other. Under the terms of the settlement agreement, Advanced Magnetics and Cytogen agreed to terminate both the license and marketing agreement and the supply agreement between the parties, effective immediately.

With the termination of its agreements with Cytogen, Advanced Magnetics has re-acquired the United States marketing rights to Combidex®, Advanced Magnetics’ investigational functional molecular imaging agent for use in conjunction with magnetic resonance imaging to aid in the differentiation of cancerous from normal lymph nodes, as well as the United States marketing rights to ferumoxytol for oncology imaging applications. Under the terms of the settlement agreement, Advanced Magnetics will pay Cytogen a lump sum payment of $4 million in cash and release to Cytogen the 50,000 shares of Cytogen common stock currently being held in escrow under the terms of the original license and marketing agreement.

“We are very pleased to have reached an amicable settlement with Cytogen and to have re-acquired the U.S. marketing rights to Combidex,” stated Brian J.G. Pereira, Chief Executive Officer and President of Advanced Magnetics. “We look forward to advancing our development programs for both ferumoxytol as an intravenous iron replacement therapeutic and Combidex as an imaging agent in the months ahead.”

Ferumoxytol, the company’s key product candidate, is in Phase III multi-center clinical trials for use as an iron replacement therapeutic in chronic kidney disease patients, whether or not on dialysis.

Combidex, the company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging to aid in the differentiation of cancerous from normal lymph nodes.

- More -

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the advancement of our development programs for both ferumoxytol and Combidex® are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) the possibility that the results of past ferumoxytol studies may not be replicated in future studies;(3) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner; (4) the fact that we lack sales and marketing expertise;(5) the possibility that we may not be able to timely or cost-effectively resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data or the conduct of additional clinical trials to demonstrate the efficacy of Combidex; (6) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (7) uncertainties relating to our patents and proprietary rights; and (8) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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